AMENDMENT TWO TO
EMPLOYMENT AGREEMENT

This Amendment Number Two (the “Amendment”) to the Employment Agreement dated April 22, 2015, as amended by Amendment Number One to the Employment Agreement dated October 15, 2015 (the Employment Agreement, as amended, referred to herein as the “Employment Agreement”) is made and entered into this 6th day of January, 2017 by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and John F. Neylan, MD (“Executive”), to be effective immediately.

BACKGROUND

WHEREAS, the Company currently employs Executive under the terms of the Employment Agreement;

WHEREAS, the Company desires to amend the terms upon which it has engaged Executive in accordance with the terms of the Employment Agreement and this Amendment; and

WHEREAS, Executive is willing to serve as such in accordance with the terms and conditions of the Employment Agreement and this Amendment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Section 2 of the Employment Agreement shall be amended by deleting the following text located in the first sentence of such section:

“; provided, however, that if Executive does not commence employment by April 27, 2015 for any reason, then this Agreement shall become null and void and neither Executive nor the Company shall have any obligations hereunder other than as expressly set forth in Section 7(e) hereof.”

2.     Section 3 of the Employment Agreement shall be amended by deleting said section in its entirety and replacing it with this following:

Employment Period. The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on an “at will” basis, which means that, subject to the payment obligations imposed on the Company pursuant to this Agreement, either the Company or Executive may terminate Executive’s employment with the Company at any time, with or without Cause, as provided in Section 6 below. The period commencing with the Start Date and ending on the effective date of any termination of employment in accordance with the provisions hereof shall constitute the term of this Agreement (the “Employment Period”).

3.     Section 7 of the Employment Agreement shall be amended by deleting Section 7(d) (and references to same in the Table of Contents) in their entirety, and such Section 7(d) shall terminate and no longer be of any force or effect.

4.     Except as modified in this Amendment, the Employment Agreement and all terms, covenants and conditions thereof shall remain in full force and effect.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Executive:
/s/ John F. Neylan, MD
Name: John F. Neylan, MD Title: Chief Medical Officer

KERYX BIOPHARMACEUTICALS, INC.

/s/ Gregory P. Madison
By: Gregory P. Madison
Title: President & CEO